Exhibit 10.19

FOR

CONSTRUCTION AND SALE

OF

A ~~4~~,250 TEU CONTAINER VESSEL

(HULL NO. 1639)

BETWEEN

Seacarriers Services Inc.

As BUYER

AND

Samsung Heavy Industries Co., Ltd.

As BUILDER

I N D E X

ARTICLE IV - APPROVAL OF PLANS AND DRAWINGS AND INSPECTION DURING CONSTRUCTION

1. Approval of Plans and Drawings	20
2. Appointment of BUYER’s Supervisor	20
3. Inspection by the Supervisor	21
4. Facilities	22
5. Liability of BUILDER	22
6. Responsibility of BUYER	23

ARTICLE V - MODIFICATIONS, CHANGES AND EXTRAS

1. How Effected	24
2. Change in Rules of Classification Society, Regulations etc.	25
3. Substitution of Materials	26

ARTICLE VI - TRIALS AND ACCEPTANCE

1. Notice	27
2. Weather Condition	27
3. How Conducted	28
4. Method of Acceptance of Rejection	28
5. Effect of Acceptance	29
6. Disposition of Surplus Consumable Stores	30

ARTICLE VII - DELIVERY

1. Time and Place	31
2. When and How Effected	31
3. Documents to be delivered to BUYER	31
4. Tender of VESSEL	32
5. Title and Risk	33
6. Removal of VESSEL	33

ARTICLE VIII - DELAYS AND EXTENSION OF TIME FOR DELIVERY (FORCE MAJEURE)

1. Causes of Delay	34
2. Notice of Delay	35
3. Definition of Permissible Delay	35
4. Right to Rescind for Excessive Delay	35

ARTICLE IX - WARRANTY OF QUALITY

1. Guarantee	37
2. Notice of Defects	37
3. Remedy of Defects	37
4. Extent of the BUILDER’s Responsibility	39
5. Guarantee Engineer	39

ARTICLE X - RESCISSION BY BUYER

1. Notice	41
2. Refundment by BUILDER	41
3. Discharge of Obligations	42

ARTICLE XI - BUYER’S DEFAULT

1. Definition of Default	43
2. Effect of Default on or before Delivery of VESSEL	43
3. Disposal of VESSEL	44

ARTICLE XII - ARBITRATION

1. Decision by Classification Society	45
2. Proceedings of Arbitration	45
3. Notice of Award	46
4. Expenses	46
5. Entry in Court.	46
6. Alteration of Delivery Date	46

ARTICLE XIII - SUCCESSOR AND ASSIGNS	47

ARTICLE XIV - TAXES AND DUTIES

1. Taxes and duties Incurred in Korea	48
2. Taxes and Duties Incurred outside Korea	48

ARTICLE XV - PATENTS, TRADEMARKS, COPYRIGHTS, ETC.

1. Patents, Trademarks and Copyrights	49
2. General Plans, Specifications and Working Drawings	49

ARTICLE XVI - BUYER’S SUPPLIES

1. Responsibility of BUYER	50
2. Responsibility of BUILDER	51

ARTICLE XVII - INSURANCE

1. Extent of Insurance Coverage	52
2. Application of the Recovered Amounts	52
3. Termination of BUILDER’s Obligation to Insure	53

ARTICLE XVIII - NOTICE

1. Address	54
2. Language	54
3. Effective Date of Notice	55

ARTICLE XIX - EFFECTIVE DATE OF CONTRACT	56

ARTICLE XX - INTERPRETATION

1. Laws Applicable	57
2. Discrepancies	57
3. Entire Agreement	57
4. Amendments and supplements	57

END OF CONTRACT.	57

EXHIBIT “A” LETTER OF REFUNDMENT GUARANTEE	59

EXHIBIT “B” PERFORMANCE GUARANTEE	63

EXHIBIT “C” PERFORMANCE GUARANTEE	64

THIS CONTRACT, made and entered into on this 30th day of June, 2005 by and between Seacarriers Services Inc. a corporation incorporated and existing under the laws of Liberian, having its registered office at 80 Broad Street, Monrovia, Liberia (hereinafter called the “BUYER”), on the one part and Samsung Heavy Industries Co.,Ltd., a corporation incorporated and existing under the laws of the Republic of Korea of having its registered office at 647-9, Yoksam-Dong, Kangnam-ku, Seoul, Korea (hereinafter called the “BUILDER”), on the other part,

WITNESSETH:

In consideration of the mutual covenants herein contained, the BUILDER agrees to design, build, launch and complete in accordance with first class modern Korean shipbuilding practice and standards one (1) Single Screw Diesel Engine driven Container VESSEL as described in the Specifications attached herewith and any addendum thereto (hereinafter called the “VESSEL”) at the BUILDER’s shipyard located in Koje Island, Korea (hereinafter called the “Shipyard”) and to deliver and sell the same to the BUYER, and the BUYER hereby agrees to purchase and accept delivery of the VESSEL from the BUILDER and to pay for the same upon the terms and conditions hereinafter set forth.

ARTICLE I - DESCRIPTION AND CLASS

1.                          Description :

The VESSEL shall be an ocean going single screw diesel engine driven fully cellular container VESSEL suitable for carrying dry cargo containers having the BUILDER’s Hull No.1639 and shall be constructed, equipped and completed in accordance with the specifications, all plans and drawings, and manufacturer list made, used, and duly approved for the construction of the BUILDER’s Hull No. 1455~1456 (hereinafter collectively called the “As-Built-Specifications”).

The BUYER and the BUILDER hereby undertake that the VESSEL shall be the just repeat and series VESSEL of the BUILDER’s Hull Nos. 1455 & 1456 (as a series project). Thus all construction procedure including model test and sea trial etc. shall be done on the basis of the just repeat and series VESSEL of Hull Nos. 1455 & 1456.

The BUYER and the BUILDER hereby further undertake that As-Built-Specifications shall be used for the VESSEL without any further approval and modification from the BUYER unless otherwise mutually agreed by both parties.

2.                          Dimensions and Characteristics :

Length, overall			appx.	259.8	m
Length, between perpendiculars			appx.	244.8	m
Breadth, moulded

appx.

32.25

m

Depth, moulded

appx.

19.3

m

Designed loaded draught, moulded

appx.

11.0

m

Scantling draught, moulded

appx.

12.6

m

Main Engine	:	MAN B&W 8K 90MC-C		type License

Made MCR 49,680 bhp at 104 r.p.m.

Deadweight, guaranteed	:	50,500 metric tons at the moulded
scantling draught of 12.6 meters.

Speed, guaranteed	:	24.5 knots at a draught of 11.0 meters
and main engine developing power
of 38,880 bhp (metric).

Fuel Consumption, guaranteed	:	124.3 grams/bhp(metric)-hour using marine
diesel oil having lower calorific value of
10,200 kcal/kg at normal continuous
rating of 44,710 bhp(metric) measured
at the shop trial.

The details of the aforementioned particulars as well as the definitions and method of measurements and calculations are as defined in the As-Built-Specifications.

3.                          Classification, Rules and Regulations :

The VESSEL, including its machinery, equipment and outfittings shall be constructed in accordance with the rules and regulations in year 2004 July edition of the Classification Society in accordance with the interpretation of Classification Society (dated on 2005-06-29 Ref No. MKOKR120/MSSH/Gen-precontract/PUS-J-668) and under special survey of Det Norske Veritas (hereinafter called the “Classification Society”) and shall be distinguished in the register by the symbol of X1A1 “ Container Carrier”, NAUTICUS, EO~~,~~ and In water survey and TMON shall be applied according to the requirement of the class rule.

Decisions of the Classification Society as to compliance or non-compliance with the classification shall be final and binding upon both parties hereto. Details of its notation shall be in accordance with the As-Built-Specifications.

The VESSEL shall also comply with the compulsory rules, regulations and requirements of the regulatory bodies as described in the As-Built-Specifications rectified and in effect as of the signing date of this Contract. Non-compulsory rules, regulations and requirements of the regulatory bodies shall be dealt with in accordance with Article V (2) of this Contract.

All the fees and charges incidental to the classification and with respect to compliance with the above referred rules, regulations and requirements shall be for account of the BUILDER except otherwise agreed.

4.                          Subcontracting :

The BUILDER may, at its sole discretion and responsibility, subcontract any portion of the construction work of the VESSEL, provided that the construction and assembly of the VESSEL shall be carried out as is normally done according to the BUILDER’s building practice and provided further that the BUILDER shall be responsible to the BUYER in respect of any construction work carried out by such subcontractors.

5.                          Registration :

The VESSEL, at the time of its delivery and acceptance, shall be registered at the port of registry by the BUYER under Greek, Liberian, Cyprus or Panama flag at the BUYER’s expenses. The BUYER shall decide the flag within one(1) month after the date of signing of this Contract.

(End of Article)

ARTICLE II - CONTRACT PRICE AND TERMS OF PAYMENT

1.                          Contract Price :

The Contract price of the VESSEL and exclusive of the BUYER’s Supplies as provided in Paragraph 1 of Article XVI hereof is Seventy Million United States Dollars (US$ 70,000,000.-) (hereinafter called the “Contract Price”), which shall be subject to upward or downward adjustment, if any, as hereinafter set forth in this Contract.

2.                          Adjustment of Contract Price:

Increase or decrease of the Contract Price, if any, due to adjustments thereof made in accordance with the provisions of this Contract, shall be adjusted by way of addition to or subtraction from the Contract Price upon delivery and acceptance of the VESSEL in the manner as hereinafter provided.

3.                          Currency :

Any and all payments by the BUYER to the BUILDER which are due under this Contract shall be made in United States Dollars.

4.                          Terms of Payment :

The Contract Price shall be due and payable by the BUYER to the BUILDER in the instalments as follows :

(a)  First Instalment :

The First Instalment amounting to Seven Million United States Dollars (US$ 7,000,000.-) shall be due and payable upon issuance and delivery to the BUYER of the original of Refund Guarantee.

(b)                     Second Instalment :

The Second Instalment amounting to Seven Million United States Dollars (US$ 7,000,000.-) shall be due and payable upon six(6) calendar months after the date of singing of this Contract.

(c)                      Third Instalment :

The Third Instalment amounting to Seven Million United States Dollars (US$ 7,000,000.-) shall be due and payable upon steel cutting of the VESSEL.

(d)                     Fourth Instalment :

The Foruth Instalment amounting to Seven Million United States Dollars (US$ 7,000,000.-) shall be due and payable upon keel laying of the VESSEL.

(e)                      Fifth Instalment :

The Delivery Instalment amounting to Forty Two Million United States Dollars (US$ 42,000,000.-) plus any increase or minus any decrease due to adjustments of the Contract Price under and pursuant to the provisions of this Contract, shall be due and payable upon delivery and acceptance of the VESSEL or upon tender for delivery of the VESSEL referred to in Paragraph 4 of Article VII of this Contract.

It is agreed that no payment shall be effected until the original Refund Guarantee is delivered to the BUYER.

5.                          Method of Payment :

(a)                      First Instalment :

Within Seven(7) banking days after 30th day of June, 2005, the BUYER shall remit by telegraphic transfer the first instalment to the account of The Export-Import Bank of Korea, Head Office, Seoul, Korea with Deutsche Bank Trust Company Americas(BIC : BKTRUS33), 60 Wall Street, Mail Stop NYC 60 1310, New York, NY 10005, USA, Account No.04 029 695, in favour of Samsung Heavy Industries., Ltd, SWIFT code : EXIKKRSE or other bank as designated by the Builder, in favor of Samsung Heavy Industrise Co, Ltd.(hereinafter called the “BUILDER’s Bank”)

(b)                     Second, Third and Fourth Instalment :

Upon receipt of telefax notice from the BUILDER confirming that the second, third, and fourth instalment on each event is due and payable, the BUYER shall remit by telegraphic transfer the second, third, and fourth instalment to the aforesaid account of the BUILDER’s Bank in favour of Samsung Heavy Industries Co., Ltd.

(c)                      Fifth Instalment :

At least One (1) banking days prior to delivery and acceptance of the VESSEL, the BUYER shall remit by telegraphic transfer the fifth instalment to the name of the BUYER at BUILDER’s BANK, with an irrevocable instruction that the amount so remitted shall be payable to the BUILDER against a facsimile copy of PROTOCOL OF DELIVERY and ACCEPTANCE OF THE VESSEL signed by the BUYER and the BUILDER or returned to the BUYER if such PROTOCOL OF DELIVERY and ACCEPTANCE has not been presented within 15 days.

Simultaneously with each of all such payments, the BUYER shall cause the BUYER’s BANK to advise the BUILDER’s BANK of the details of such payments by authenticated bank cable.

Any claim which the BUYER may have against the BUILDER hereunder shall be settled and liquidated separately from any payment by the BUYER to the BUILDER hereunder.

6.                          Notice of Payment on or before Delivery :

With the exception of the first instalment, the BUILDER shall give the BUYER Five(5) banking days prior notice by telefax of the anticipated due date and amount of each instalment payable on or before delivery of the VESSEL.

7.                          Expenses.

Expenses and bank charges for remitting payments and any taxes, duties, expenses and fees connected with such payment shall be for account of the BUYER referred to in paragraph 2 of Article XIV of this Contract, except expenses and bank charges of the BUILDER’s BANK.

8.                          Prepayment :

Prepayment of any instalment due on or before delivery of the VESSEL shall be subject to mutual agreement between the parties hereto.

9.                          Performance Guarantee

Upon signing this Contract, the BUYER shall provide the BUILDER with a Performance Guarantee in order to secure the due and faithful performance of this Contract by the BUYER having same form and contents as Exhibit “B” annexed hereto.

(End of Article)

ARTICLE III - ADJUSTMENT OF CONTRACT PRICE

The Contract Price shall be subject to adjustment, as hereinafter set forth, in the event of the following contingencies (it being understood by both parties that any reduction of the Contract Price is by way of liquidated damages and not by way of penalty) :

1.                          Delivery :

(a)                      No adjustment shall be made and the Contract Price shall remain unchanged for the first Thirty (30) days of delay in delivery of the VESSEL beyond the Delivery Date as defined in Article VII hereof (ending as of twelve o’clock midnight of the Thirty (30) day of delay).

(b)                     If the delivery of the VESSEL is delayed more than Thirty (30) days after the Delivery Date, the Contract Price shall be reduced by the sum of Twenty Seven Thousand Five Hundred United States Dollars (US$27,500.-) for each full day for which thereafter delivery is delayed.

However, the total reduction in the Contract Price shall not be more than as would be the case for a delay of One Hundred Eighty (180) days counting from the midnight of the Thirty (30) day after the Delivery Date at the above specified rate of reduction.

(c)                      However, if the delay in delivery of the VESSEL should continue for a period of Two Hundred Ten (210) days from the Delivery Date in Paragraph 1 of Article VII, then in such event, and after such period has expired, the BUYER may, at its option, rescind this Contract in accordance with the provisions of Article X hereof.

The BUILDER may, at any time after the expiration of the aforementioned Two Hundred Ten (210) days of delay in delivery, if the BUYER has not served notice of rescission as provided in Article X hereof, demand in writing that the BUYER shall make an election, in which case the BUYER shall, within Twenty (20) days after such demand is received by the BUYER, notify the BUILDER of its intention either to rescind this Contract or to consent to the acceptance of the VESSEL at the BUILDER’s specified future date. If the BUYER shall not make an election within Twenty (20) days as provided hereinabove, the BUYER shall be deemed to have accepted such extension of the delivery date to the future delivery date indicated by the BUILDER and it being understood by the parties hereto that if the VESSEL is not delivered by such future date, the BUYER shall have the same right of rescission upon the same terms and conditions as hereinabove provided.

It is understood that accrued liquidated damages are preserved. Further delay shall incur additional liquidated damages in accordance with existing terms and conditions.

(d)                     For the purpose of this Article, the delivery of the VESSEL shall be deemed to be delayed when and if the VESSEL, after taking into account all postponements of the Delivery Date by reason of permissible delay as defined in Article VIII and/or any other reason under this Contract, is not delivered by the date upon which delivery is required under the terms of this Contract.

2.                          Speed :

(a)                      The Contract Price shall not be affected or changed by reason of the trial speed (as determined according to the As-Built-Specifications) being less than the guaranteed speed, if such variation is not more than Two-Tenths (2/10) of One (1) knot.

(b)                     However, if such variation is more than Two-Tenths (2/10) of One (1) knot, then, the Contract Price shall be decreased by One Hundred and Seventy Five Thousand Five Hundred United States Dollars (US$ 175,000.-) for each successive whole One-Tenth(1/10) of a knot in excess of a deficiency of Two-Tenths (2/10) of a knot (in both cases smaller fractions being disregarded).

(c)                      If the deficiency in the speed upon final sea trial is more than Half(1/2) a knot below the guaranteed speed of the VESSEL, then the BUYER may, at its option, reject the VESSEL and rescind this Contract in accordance with the provisions of Article X hereof, or may accept the VESSEL at a reduction in the Contract Price as above provided for Half(1/2) a knot only, that is, at a total reduction of Five Hundred and Twenty Five Thousand Five Hundred United States Dollars (US$ 525,000.-).

3.                          Fuel Consumption :

(a)                      The Contract Price shall not be affected or changed in case the fuel consumption, as determined by the shop trial as specified in the As-Built-Specifications, is not more than Five percent (5%) in excess of the guaranteed fuel consumption specified in Paragraph 2 of Article I.

(b)                     However, in the event that the actual fuel consumption at the shop trial is in excess of Five percent (5%) of the guaranteed fuel consumption, the Contract Price shall be reduced by the sum of One Hundred and Ten Thousand United States Dollars (US$ 110,000.-) for each full one percent(1%) increase in fuel consumption and pro rata for any fraction of one percent(1%) of the Guaranteed Fuel Consumption in excess of the said five percent(5%) up to maximum of eight percent(8%) over the Guaranteed Fuel Consumption.

(c)                      If the deficiency in fuel consumption is more than Eight percent (8%) then the BUYER may at its option rescind this Contract in accordance with the provision of Article X hereof.

4.                          Deadweight :

(a)                      In the event that the deadweight of the VESSEL as determined in accordance with the As-Built-Specifications is less than the guaranteed deadweight as specified in Paragraph 2 of Article I, the Contract Price shall be reduced by the sum of One Thousand One Hundred United States Dollars (US$ 1,100.-) for each full metric ton of such deficiency being more than Seven Hundred (700) metric tons, up to a maximum reduction of One Million Two Hundred and Ten Thousand United States Dollars (US$ 1,210,000.-).

(b)                     In the event of such deficiency in the deadweight of the VESSEL being One thousand eight hundred (1,800) metric tons or more, then, the BUYER may, at its option, reject the VESSEL and rescind this Contract in accordance with the provisions of Article X hereof or accept the VESSEL at a reduction in the Contract Price as above provided for One thousand eight hundred (1,800) metric tons only, that is, at a total reduction of One Million Two Hundred and Ten Thousand United States Dollars (US$1,210,000.-).

5.                 Early Delivery

In the event that the BUILDER believes that the VESSEL can be completed and ready for Delivery on a date earlier than the Contractual Delivery Date, then the BUILDER may give a written notice to the BUYER, no later than six (6) months before the revised date (the “Early Delivery Date”) informing the approximate date on which the VESSEL can be ready for the Delivery. The BUYER shall have the option, but not the obligation, to accept Delivery of the VESSEL on the Early Delivery Date and upon the BUYER’s acceptance thereof, the parties shall discuss the specific amount of the additional payment due to the BUILDER for the accelerated Delivery of the VESSEL on the Early Delivery Date at the delivery stage of the VESSEL and the compensation payment of the acceleration bonus shall be settled and paid in full with the final delivery instalment concurrently uponwith the actual Delivery and acceptance of the VESSEL by the BUYER. If the Parties fail to reach a mutual agreement on the amount of the Early Delivery bonus, the BUILDER shall be free to deliver the VESSEL on the original Contractual Delivery Date or earlier at its option. The Parties hereto acknowledge that there will be no liquidated damages or other penalty to be imposed on the BUILDER in the event the VESSEL happens to be delivered on any date later than the Early Delivery Date but earlier than the original Contractual Delivery Date.

6                             Effect of Rescission :

It is expressly understood and agreed by the parties that in any case, if the BUYER rescinds this Contract under this article, the BUYER shall not be entitled to any liquidated damages or any other recourse unless by means of the provisions of Article X hereof.

(End of Article)

ARTICLE IV - APPROVAL OF PLANS AND DRAWINGS AND INSPECTION DURING CONSTRUCTION

1.                          Approval of Plans and Drawings :

As-Built-Specifications for the BUILDER’s Hull No. 1455 & 1456 shall be used for the VESSEL without any further approval and modification from the BUYER unless otherwise mutually agreed by both parties. Should any changes are required by the BUYER’s request or the application of new rules and regulations (of a mandatory nature) coming into effect after the date of this Contract signing, the BUILDER shall submit such changes to the BUYER for its approval. If approved by the BUYER, such changes shall be applied to the VESSEL with cost adjustment in accordance with Article V of this Contract.

2.                          Appointment of BUYER’s Supervisor :

The BUYER may send to and maintain at the Shipyard, at the BUYER’s own cost and expense, one supervisor who shall be duly authorized in writing by the BUYER (herein called the “Supervisor”) to act on behalf of the BUYER in connection with the modifications of the As-Built-Specifications, adjustments of the Contract Price and Delivery Date, approval of the plans and drawings, attendance to the tests and inspections relating to the VESSEL, its machinery, equipment and outfittings, and any other matters for which he is specifically authorized by the BUYER. The Supervisor may appoint his assistant(s) to attend at the Shipyard for the purposes as aforesaid.

In the event that assignment, novation or resale occurs under the Article XIII and as a result, BUYER’s Supervisor is changed during the construction of the VESSEL, any and all matters determined by mutual agreement between the BUYER’s Supervisor and the BUILDER prior to the dispatch of a new Supervisor shall be accepted and complied by the new Supervisor. In case two or more Supervisors are dispatched to the Shipyard and authorized, under the BUILDER’s prior consent, to perform the supervision, each of them will form uniform opinions between them to keep the design and As-Built-Specifications so as not to adversely affect the CONTRACT PRICE and Delivery of the VESSEL, provided that such change in the Contract Price will be reasonable and proven under the BUILDER’s normal practice.

3.                          Inspection by the Supervisor :

The necessary inspections of the VESSEL, its machinery, equipment and outfittings shall be carried out by the Classification Society, other regulatory bodies and/or an inspection team of the BUILDER throughout the entire period of construction in order to ensure that the construction of the VESSEL is duly performed in accordance with this Contract and the As-Built-Specifications. The Supervisor shall have, during construction of the VESSEL, the right to attend such tests and inspections of the VESSEL, its machinery and equipment within the premises of either the BUILDER or its subcontractors. The BUILDER shall give notice to the Supervisor, in advance of the date and place of such tests and inspections for the convenience of their attendance. Detailed procedures of the inspection and the tests thereof shall be in accordance with the As-Built-Specifications.

The BUILDER may request BUYER’s supervisor to attend the inspection and tests during public holidays and weekends and/or Company holidays in order to keep BUILDER’s construction schedule. BUYER’s supervisor shall fully cooperate with BUILDER and promptly attend such inspection/tests including those for surface preparation and painting work, which are especially vulnerable to weather condition and time interval. However, BUILDER shall keep such inspection and tests to a minimum and only when the inspection and tests affect BUILDER’s construction schedule. The BUILDER’s prior notice of such inspection/test schedule shall be informed to the BUYER’s supervisor three(3) working days in advance as a minimum

The Supervisor shall be entitled to request copies of all test results and trials as soon as required for the performance of his duties.

The Supervisor shall notify the BUILDER of deficiencies in the construction of the VESSEL or materials. The BUILDER should examine the deficiency and rectify.

If any of the BUYER’s supervisors discover any construction, material or workmanship which is not deemed to conform to the requirements of this Contract and/or the As-Built-Specifications, the BUYER’s supervisors shall promptly give the BUILDER a notice in writing that such alleged non-conformity exists. Upon receipt of such notice from the BUYER’s supervisor, the BUILDER shall correct such non-conformity, if the BUILDER agrees to his view. Any disagreement shall be resolved in accordance with Paragraph 1 of Article XII.

4.                          Facilities :

The BUILDER shall furnish the Supervisor and his assistant(s) with adequate office space and such other reasonable facilities according to the BUILDER’s practice at or in the immediate vicinity of the Shipyard as may be necessary to enable them to effectively carry out their duties. The BUYER shall pay for all such facilities other than office space at the BUILDER’s normal rate of charge.

5.                          Liability of BUILDER :

The Supervisor and his assistant(s) shall at all times be deemed to be the employees of the BUYER and not of the BUILDER. The BUILDER shall be under no liability whatsoever to the BUYER, the Supervisor or his assistant(s) for personal injuries, including death, suffered during the time when he or they are on the VESSEL, or within the premises of either the BUILDER or its subcontractors, or are otherwise engaged in and about the construction of the VESSEL, unless, however, such personal injuries, including death, were caused by a gross negligence of the BUILDER, or of any of its employees or agents or subcontractors.

Nor shall the BUILDER be under any liability whatsoever to the BUYER, the Supervisor or his assistant(s) for damage to, or loss or destruction of property in Korea of the BUYER or of the Supervisor or his assistant(s), unless such damage, loss or destruction were caused by a gross negligence of the BUILDER or of any of its employees or agents or subcontractors.

6.                          Responsibility of BUYER :

The BUYER shall undertake and assure that the Supervisor shall carry out his duties hereunder in accordance with the normal shipbuilding practice of the BUILDER and in such a way so as to avoid any unnecessary increase in building cost, delay in the construction of the VESSEL, and/or any disturbance in the construction schedule of the BUILDER.

The BUILDER has the right to request the BUYER to replace the Supervisor who is deemed unsuitable and unsatisfactory for the proper progress of the VESSEL’s construction. The BUYER shall investigate the situation by sending its representative(s) to the Shipyard if necessary, and if the BUYER considers that such BUILDER’s request is justified, the BUYER shall effect such replacement as soon as conveniently arrangeable.

(End of Article)

ARTICLE V - MODIFICATIONS, CHANGES AND EXTRAS

1.                          How Effected :

Any modifications and/or changes in the As-Built-Specifications shall be made by written agreement of the parties hereto provided, however, that any modifications and/or changes requested by the BUYER or an accumulation of such modifications and/or changes will not adversely affect the BUILDER’s planning or programme in relation to the BUILDER’s other commitments and if the BUYER shall assent to adjustment of the Contract Price, time for delivery of the VESSEL and other terms and conditions of this Contract as hereinafter provided. The BUILDER hereby agrees to exert its best efforts to accommodate such reasonable request by the BUYER so that the said changes and/or modifications may be made at a reasonable cost and within the shortest period of time which is reasonably possible.

Any such agreement for modifications and/or changes shall include an agreement as to the increase or decrease, if any, in the Contract Price of the VESSEL together with an agreement as to any extension or reduction in the time of delivery, or any other alterations in this Contract or the As-Built-Specifications occasioned by such modifications and/or changes.

The aforementioned agreement to modify and/or change the As-Built-Specifications may be effected by an exchange of letters signed by the authorized representatives of the parties hereto, or telefax confirmed in writing, manifesting such agreement. Such letters and confirmed message exchanged by the parties hereto pursuant to the foregoing shall constitute an amendment of the As-Built-Specifications, and such letters and message shall be incorporated into this Contract and made a part hereof.

The BUILDER may make minor changes to the As-Built-Specifications, if found necessary for introduction of improved production methods or otherwise, provided that the BUILDER shall first obtain the BUYER’s approval which shall not be unreasonably withheld.

2.                          Changes in Rules of Classification Society, Regulations, etc.:

If, after the date of signing this Contract, any requirements as to classification, or as to the rules and regulations to which the construction of the VESSEL is required to conform, are altered or changed by the Classification Society or regulatory bodies authorized to make such alterations or changes, either of the parties hereto upon receipt of information thereof, shall transmit such information in full to the other party in writing, thereupon within Twenty-one(21) days after receipt of the said notice from the other party, the BUYER shall instruct the BUILDER in writing if such alterations or changes shall be made in the VESSEL or not, in the BUYER’s sole discretion.

(a)          If such alterations or changes are compulsory for the construction of VESSEL, either of the parties hereto, upon receipt of such information from Classification Society or such other regulatory bodies, shall promptly transmit the same to the other in writing, and the BUILDER shall thereupon incorporate such alterations or changes into the construction of the VESSEL, provided that the BUYER shall first agree to reasonable and proven adjustments required by the BUILDER in the Contract Price, the Delivery Date and other terms and conditions of this Contract and the As-Built-Specifications occasioned by or resulting from such alterations or changes.

(b)     If such alterations or changes are not compulsory for the construction of the VESSEL, and the BUYER desires to incorporate such alterations or changes into the construction of the VESSEL, then, the BUYER shall notify the BUILDER of such intention. The BUILDER may accept such alterations or changes, provided that such alterations or changes will not, in the judgement of the BUILDER, adversely affect the BUILDER’s planning or program in relation to the BUILDER’s other commitments, and provided, further, that the BUYER shall first agree to reasonable and proven adjustments required by the BUILDER in the Contract Price, the Delivery Date and other terms and conditions of this Contract and the As-Built-Specifications occasioned by or resulting from such alterations or changes.

In the event of a disagreement on price and delivery, and in the event that such alterations or changes are compulsory for the construction of VESSEL, then the BUILDER shall proceed with the required alterations and the dispute related to the above shall be resolved in accordance with the provisions of Article XII.

Such agreement by the BUYER shall be effected in the same manner as provided in Paragraph 1 of this Article for modifications and/or changes of the As-Built-Specifications.

3.                          Substitution of Materials :

In the event that any of the materials required by the As-Built-Specifications or otherwise under this Contract for the construction of the VESSEL can not be procured in time to effect delivery of the VESSEL, or are in short supply, the BUILDER may, provided the BUYER so agrees in writing, supply other materials and equipment of the best available and like quality, capable of meeting the requirements of the Classification Society and of the rules, regulations, requirements and recommendations with which the construction of the VESSEL must comply. Any agreement as to such substitution of materials shall be effected in the manner as provided in Paragraph 1 of this Article, and shall, likewise, include possible decrease in the Contract Price and other terms and conditions of this Contract affected by such substitution.

(End of Article)

ARTICLE VI - TRIALS AND ACCEPTANCE

Since the VESSEL is the repeat of BUILDER’s Hull Nos. 1455 & 1456, some sea trial items may be deleted subject to mutual agreement between the BUYER and the BUILDER

1.                          Notice :

The sea trial shall start when the VESSEL is reasonably completed according to the As-Built-Specifications.

The BUILDER shall give the BUYER at least Twenty (20) days estimated prior notice and Seven(7) days confirming prior notice by telefax of the time and place of the trial run of the VESSEL, and the BUYER shall promptly acknowledge receipt of such notice. The BUYER shall have its representatives on board the VESSEL to witness such trial run. Failure in attendance of the BUYER’s representative at the trial run of the VESSEL for any reason whatsoever after due notice to the BUYER as above provided shall be deemed to be a waiver by the BUYER of its right to have its representative on board the VESSEL at the trial run, and the BUILDER may conduct the trial run without attendance of the BUYER’s representative, and in such case the BUYER shall be obligated to accept the VESSEL on the basis of a certificate of the BUILDER that the VESSEL, upon trial run, is found to conform to this Contract and the As-Built-Specifications.

2.                          Weather Condition :

The trial run shall be carried out under the weather condition which is deemed favourable enough by the judgement of the BUILDER. In the event of unfavourable weather on the date specified for the trial run, the same shall take place on the first available day thereafter that the weather condition permits. It is agreed that, if during the trial run of the VESSEL, the weather should suddenly become so unfavourable that orderly conduct of the trial run can no longer be continued, the trial run shall be discontinued and postponed until the first favourable day next following, unless the BUYER shall assent in writing to acceptance of the VESSEL on the basis of the trial run already made before such discontinuance has occurred.

Any delay of trial run caused by such unfavourable weather condition shall operate to postpone the Delivery Date by the period of the delay involved and such delay shall be deemed as permissible delay in the delivery of the VESSEL.

3.                          How Conducted :

(a)                      The VESSEL shall run the official trial trip in the manner as specified in the As-Built-Specifications.

(b)                     All expenses in connection with the trial run are to be for account of the BUILDER and the BUILDER shall provide, at its own expense, the necessary crew to comply with conditions of safe navigation, fuel oil, fresh water and other consumable stores necessary, the BUYER shall supply at its own expense lubricating oils and greases.

4.                          Method of Acceptance or Rejection :

(a)                      Upon completion of the trial run, the BUILDER shall give the BUYER a notice by telefax of completion of the trial run, as and if the BUILDER considers that the results of trial run indicate conformity of the VESSEL to this Contract and the As-Built-Specifications. The BUYER shall, within Five (5)days after receipt of such notice from the BUILDER, notify the BUILDER by telefax of its acceptance or rejection of the VESSEL’s conformity to this Contract and the As-Built-Specifications.

(b)                     However, should the result of the trial run show that the VESSEL, or any part or equipment thereof, does not conform to the requirements of this Contract and/or the As-Built-Specifications, or if the BUILDER is in agreement to non-conformity as specified in the BUYER’s notice of rejection, then, the BUILDER shall take necessary steps to correct such non-conformity.

Upon completion of correction of such non-conformity, and re-test or trial if necessary, the BUILDER shall give the BUYER a notice thereof by telefax.

The BUYER shall, within Three (3) days after receipt of such notice from the BUILDER, notify the BUILDER of its acceptance or rejection of the VESSEL.

(c)                      In any event that the BUYER rejects the VESSEL, the BUYER shall indicate in detail in its notice of rejection in what respect the VESSEL, or any part or equipment thereof does not conform to this Contract and/or the As-Built-Specifications.

(d)                     In the event that the BUYER fails to notify the BUILDER by telefax of the acceptance of or the rejection together with the reason therefor of the VESSEL within the period as provided in the above Sub-paragraph (a) or (b), the BUYER shall be deemed to have accepted the VESSEL.

(e)                      Any dispute between the BUILDER and the BUYER as to the conformity or non-conformity of the VESSEL to the requirements of this Contract and/or the As-Built-Specifications shall be submitted for final decision in accordance with Article XII hereof.

5.                          Effect of Acceptance :

Acceptance of the VESSEL as above provided shall be final and binding so far as conformity of the VESSEL to this Contract and the As-Built-Specifications is concerned and shall preclude the BUYER from refusing formal delivery of the VESSEL as hereinafter provided, if the BUILDER complies with all other procedural requirements for delivery as provided in Article VII hereof. However, the BUYER’s acceptance of the VESSEL shall not affect the BUYER’s right under Article IX hereof.

The BUYER may accept the VESSEL under protest with outstanding defects to be dealt under the guarantee provisions or made subject of a claim for damages.

6.                          Disposition of Surplus Consumable Stores

Any fuel oil or other furnished and paid for by the BUILDER for trial runs remaining on board the VESSEL, at the time of acceptance of the VESSEL by the BUYER, shall be bought by the BUYER from the BUILDER at the BUILDER’s purchase price for such supply in Korea and the payment by the BUYER thereof shall be made at the time of delivery of the VESSEL.

The BUILDER shall pay the BUYER at the time of delivery of the VESSEL an amount for the consumed quantity until delivery of any lubricating oil and greases which were furnished and paid for by the BUYER at the BUYER’s purchase price thereof. For avoidance of doubt, the practice of this Article VI. 6 shall follow the practice in construction of the BUILDER’s Hull Nos. 1455 & 1456.

(End of Article)

ARTICLE VII - DELIVERY

1.                          Time and Place :

The VESSEL shall be delivered by the BUILDER to the BUYER at the Shipyard on or before September 30, 2007, except that, in the event of delays in the construction of the VESSEL or any performance required under this Contract due to causes which under the terms of this Contract permit postponement of the date for delivery, the aforementioned date for delivery of the VESSEL shall be postponed accordingly.

The aforementioned date, or such later date to which the requirement of delivery is postponed pursuant to such terms, is herein called the “Delivery Date”.

2.                          When and How Effected :

Provided that the BUILDER and the BUYER shall have fulfilled all of their obligations stipulated under this Contract, the delivery of the VESSEL shall be effected forthwith by the concurrent delivery by each of the parties hereto to the other of the PROTOCOL OF DELIVERY AND ACCEPTANCE, acknowledging delivery of the VESSEL by the BUILDER and acceptance thereof by the BUYER.

3.                          Documents to be delivered to BUYER :

Upon delivery and acceptance of the VESSEL, the BUILDER shall deliver to the BUYER the following documents, which shall accompany the PROTOCOL OF DELIVERY AND ACCEPTANCE :

(a)                      PROTOCOL OF TRIALS of the VESSEL made pursuant to the As-Built-Specifications.

(c)                      PROTOCOL OF INVENTORY of the equipment of the VESSEL, including spare parts and the like, as specified in the As-Built-Specifications.

(d)                     PROTOCOL OF STORES OF CONSUMABLE NATURE referred to under Paragraph 6 of Article VI hereof.

(d)                     ALL CERTIFICATES including the BUILDERS’s CERTIFICATE required to be furnished upon delivery of the VESSEL pursuant to this Contract and the As-Built-Specifications, necessary for the registration of the VESSEL and BUYER’s trading requirements.

It is agreed that if, through no fault on the part of the BUILDER, the Classifications certificates and/or other certificates are not available at the time of delivery of the VESSEL, provisional certificates shall be accepted by the BUYER, provided that the BUILDER shall furnish the BUYER with the formal certificates as promptly as possible after such certificates have been issued.

Application and certificate for statutory inspections for the registry of the VESSEL shall be arranged by the BUYER at its expense.

(e)                      DECLARATION OF WARRANTY of the BUILDER that the VESSEL is delivered to the BUYER free and clear of any liens, charges, claims, mortgages, or other encumbrances upon the BUYER’s title thereto, and in particular that the VESSEL is absolutely free of all burdens in the nature of imposts, taxes or charges imposed by Korean Governmental Authorities, as well as of all liabilities of the BUILDER to its subcontractors, employees and crew, and of the liabilities arising from the operation of the VESSEL in trial runs, or otherwise, prior to delivery.

(f)                        DRAWING AND PLANS pertaining to the VESSEL as stipulated in the As-Built-Specifications.

(g)                     COMMERCIAL INVOICE.

4.                          Tender of VESSEL :

If the BUYER fails to take delivery of the VESSEL after completion thereof according to this Contract and the As-Built-Specifications without any justifiable reason, the BUILDER shall have the right to tender delivery of the VESSEL after compliance with all procedural requirements as above provided.

5.                          Title and Risk :

Title to and risk of loss of the VESSEL shall pass to the BUYER only upon the delivery and acceptance thereof having been completed as stated above; it being expressly understood that, until such delivery is effected, title to and risk of loss of the VESSEL and her equipment shall be in the BUILDER.

6.                          Removal of VESSEL :

The BUYER shall take possession of the VESSEL immediately upon delivery and acceptance thereof and shall remove the VESSEL from the premises of the Shipyard within Three (3) days after delivery and acceptance thereof is effected.

If the BUYER shall not remove the VESSEL from the premises of the Shipyard within the aforesaid Three (3) days, in such event, the BUYER shall pay to the BUILDER the reasonable mooring charges of the VESSEL.

(End of Article)

ARTICLE VIII - DELAYS AND EXTENSION OF TIME FOR DELIVERY  (FORCE MAJEURE)

1.                          Causes of Delay (Force Majeure) :

If, at any time either the construction or delivery of the VESSEL or any performance required hereunder as a prerequisite to the delivery thereof is delayed by any of the following events; namely war, acts of state or government, blockade, revolution, insurrections, mobilization, civil commotion, riots, national strikes, sabotage, Acts of God or the public enemy, plague or other epidemics, quarantines, prolonged failure of electric current, freight embargoes, or defects in major forgings or castings or delay in BUYER’s supplied articles, if any, or defects in materials, machinery or equipment which could not have been detected by the BUILDER using reasonable care, or earthquakes, tidal waves, typhoons, hurricanes, prolonged or unusually severe weather conditions or by destruction of the premises or works of the BUILDER or its sub-contractors, or of the VESSEL, or any part thereof, by fire, landslides, flood, lightning, explosion, or other causes beyond the control of the BUILDER, or its sub-contractors, as the case may be, or for any other causes which, under the terms of this Contract, authorize and permit extension of the time for delivery of the VESSEL, then, in the event of delays due to the happening of any of the aforementioned contingencies, the Delivery Date of the VESSEL under this Contract shall be extended for a period of time which shall not exceed the total accumulated time of all such delays.

The enumerated contingencies shall not give rise to an extension of the delivery date unless :

i)                           The occurrence could not reasonably have been foreseen by the BUILDER at the date of signing of the Contract.

ii)                        The BUILDER shall have exercised reasonable due diligence to avoid or minimize the occurrence of such event.

iii)                     The BUILDER shall have used reasonable efforts to mitigate the duration and effects of such events of the construction schedule.

2.                          Notice of Delay :

Within Fourteen (14) days after the date of occurrence of any cause of delay, on account of which the BUILDER claims that it is entitled under this Contract to a postponement of the Delivery Date, the BUILDER shall notify the BUYER in writing or by telefax confirmed in writing of the date when such cause of delay occurred. Likewise, within Fourteen (14) days after the date of ending of such cause of delay, the BUILDER shall notify the BUYER in writing or by telefax confirmed in writing of the date when such cause of delay ended.

The BUILDER shall also notify the BUYER of the period, by which the Delivery Date is postponed by reason of such cause of delay, with all reasonable dispatch after it has been determined. If the BUILDER does not give the timely advice as above, the BUILDER shall lose the right to claim such delays as permissible delay.

Failure of the BUYER to acknowledge to the BUILDER’s claim for postponement of the Delivery Date within Fourteen (14) days after receipt by the BUYER of such notice of claim shall be deemed to be a waiver by the BUYER of its right to object to such postponement of the Delivery Date.

3.                          Definition of Permissible Delay :

Delays on account of such causes as specified in Paragraph 1 of this Article and any other delay of a nature which under the terms of this Contract permits postponement of the Delivery Date shall be understood to be permissible delays and are to be distinguished from unauthorized delays on account of which the Contract Price is subject to adjustment as provided for in Article III hereof.

4.                          Right to Rescind for Excessive Delay :

If the total accumulated time of all delays whether permissible or not exceeds One Hundred and Eighty (180) days, then, in such event, the BUYER may rescind this Contract in accordance with the provisions of Article X hereof.

The accumulated time as above shall be excluded by the time lost due to BUYER’s Default or delays in the BUYER’s supplies. The BUILDER may, at any time after the accumulated time of the aforementioned delays justifying rescission by the BUYER, demand in writing that the BUYER shall make an election proposing a new delivery date, in which case the BUYER shall, within Fourteen (14) days after such demand is received by the BUYER, either notify the BUILDER of its intention to rescind this Contract, or consent to a postponement of the Delivery Date to an agreed specific future date; it being understood and agreed by the parties hereto that, if any further delay occurs on account of causes justifying rescission as specified in this Article, the BUYER shall have the same right of rescission upon the same terms as herein above provided.

(End of Article)

ARTICLE IX - WARRANTY OF QUALITY

1.                          Guarantee :

The BUILDER, for the period of Twelve (12) months after delivery of the VESSEL (hereinafter called “Guarantee Period”), guarantees the VESSEL and her engine, including all parts and equipment manufactured, furnished or installed by the BUILDER under this Contract, and including the machinery, equipment and appurtenances thereof, under the Contract but excluding any item which is supplied or designated by the BUYER or by any other bodies on behalf of the BUYER, against all defects discovered within the Guarantee Period which are due to improper design, defective material, and/or poor workmanship or negligent or other improper acts or omissions on the part of the BUILDER or its subcontractors (hereinafter called the “Defect” or “Defects”) and are not a result of accident, ordinary wear and tear, misuse, mismanagement, negligent or other improper acts or omissions or neglect on the part of the BUYER, its employee or agents.

Upon rectification of an item claimed under this guarantee, this item shall be covered for further Twelve (12) months under the same terms and conditions. However, this is limited to a maximum of Twenty Four (24) months from delivery date.

2.                          Notice of Defects :

The BUYER shall notify the BUILDER in writing, or by telefax of any defect for which claim is made under this guarantee, as promptly as possible after discovery thereof. The BUYER’s notice shall describe in detail the nature, cause if known and extent of the Defects.

The BUILDER shall have no obligation for any Defect discovered prior to the expiry date of the Guarantee Period, unless notice of such Defect is received by the BUILDER not later than Twenty (20) days after such expiry date.

3.                          Remedy of Defects :

(a)                      The BUILDER shall remedy, at its expense, any Defect against which the VESSEL is guaranteed under this Article, by making all necessary repairs or replacements at the Shipyard.

(b)                     However, if the BUYER should determine that it is commercially or operationally impracticable to bring the VESSEL to the Shipyard, the BUYER may cause the necessary repairs or replacements to be made elsewhere which is deemed suitable for the purpose, provided that, in such event, the BUILDER may forward or supply replacement parts or materials to the BUYER’s agent to be designated by the BYUER in writting, unless forwarding or supplying thereof the VESSEL would impair or delay the operation of working schedule of the VESSEL. In the event that the BUYER proposes to cause the necessary repairs or replacements for the VESSEL to be made at any other shipyard or works than the Shipyard, the BUYER shall first, but in all events as soon as possible, give the BUILDER a notice in writing or by telefax confirmed in writing of the time and place when and where such repairs will be made, and if the VESSEL is not thereby delayed, or her operation or working schedule is not thereby impaired, the BUILDER shall have the right to verify by its own representative(s) the nature, cause and extent of the Defects complained of. The BUILDER shall, in such case, promptly advise the BUYER by telefax, after such examination has been completed, of its acceptance or rejection of the Defects as ones that are covered by the guarantee herein provided. Upon the BUILDER’s acceptance of the Defects as justifying remedy under this Article, or upon award of the arbitration so determining, the BUILDER shall pay to the BUYER for such repairs or replacements justified reasonable and proven actual cost of repairs or replacements.

(c)                The reimbursement of the costs incurred in relation to guarantee works shall be paid in a lumpsum after expiration of the guarantee period.

(d)               In any case, the VESSEL shall be taken, at the BUYER’s cost and responsibility, to the place elected, ready in all respects for such repairs or replacement.

(e)                      Any dispute under this Article shall be referred to arbitration in accordance with the provisions of Article XII hereof.

4.                          Extent of BUILDER’s Responsibility :

(a)                      The BUILDER shall have no responsibility or liability for any other defect whatsoever in the VESSEL than the Defects specified in Paragraph 1 of this Article. Nor the BUILDER shall in any circumstance be responsible or liable for any consequential or special loss, damage or expense including but not limited to loss of time, loss of profit of earning or demurrage directly or indirectly occasioned to the BUYER by reason of the Defects specified in Paragraph 1 of this Article or due to repairs or other works done to the VESSEL to remedy such Defects.

(b)                     The BUILDER shall not be responsible for any defect in any part of the VESSEL which may, subsequently to delivery of the VESSEL, have been replaced or repaired in any way by any other contractor unless the BUILDER has not object the contractor to perform guarantee repairs, or for any defect which have been caused or aggravated by omission or improper use and maintenance of the VESSEL on the part of the BUYER, its servants or agents or by ordinary wear and tear or by any other cause beyond the control of the BUILDER.

(c)                      The guarantee contained as hereinabove in this Article replaces and excludes any other liability, guarantee, warranty and/or condition imposed or implied by the law, customary, statutory or otherwise, by reason of the construction and sale of the VESSEL by the BUILDER for and to the BUYER.

5.                          Guarantee Engineer :

The BUILDER shall have the right to appoint a Guarantee Engineer to serve on the VESSEL as its representative for a period of Three (3) months from the date the VESSEL is delivered. However, if the BUYER and the BUILDER shall deem it necessary to keep the Guarantee Engineer on the VESSEL for a longer period, then he shall remain on board the VESSEL after the said Three (3) months, but not longer than Six (6) months from the delivery of the VESSEL.

The BUYER, and its employees, shall give such Guarantee Engineer full cooperation in carrying out his duties as the representative of the BUILDER on board the VESSEL.

The Guarantee Engineer shall sign BUYER’s Indemnity Forms and shall at all times deemed to be an employee of the BUILDER.

The BUYER shall accord the Guarantee Engineer treatment comparable to the

VESSEL’s Chief Engineer, and shall provide board and lodging at no cost to the BUILDER and/or the Guarantee Engineer.

While the Guarantee Engineer is on board the VESSEL, the BUYER shall pay to the BUILDER the sum of US$ 7,000.- per month as a compensation for a part of cost and charges to be borne by the BUILDER in connection with Guarantee Engineer and also shall pay the expenses of his repatriation to Seoul, Korea by air upon termination of his service, the expenses of his communication with the BUILDER incurred in performing his duties and expenses, if any, of his medical and hospital care in the VESSEL’s hospital.

Pertaining to the detailed particulars of this Paragraph, an agreement will be made according to this effect between the parties hereto upon delivery of the VESSEL.

(End of Article)

ARTICLE X - RESCISSION BY BUYER

1.                          Notice :

The payments made by the BUYER prior to delivery of the VESSEL shall be in the nature of advances to the BUILDER, and in the event that the VESSEL after sea trial is rejected by the BUYER or the VESSEL is cancelled by the BUYER in accordance with the terms of this Contract under and pursuant to any of the provisions of this Contract specifically permitting the BUYER to do so and in the event that the Contract is rescinded by the BUYER under and pursuant to any of the provisions of this Contract specially permitting the BUYER, then the BUYER shall notify the BUILDER in writing or by telefax confirmed in writing, and such rescission shall be effective as of the date when notice thereof is received by the BUILDER.

2.                          Refundment by BUILDER :

In case the BUILDER receives the notice stipulated in Paragraph 1 of this Article, the BUILDER shall promptly refund to the BUYER the full amount of all sums paid by the BUYER to the BUILDER on account of the VESSEL together with the interest thereon, unless the BUILDER proceeds to the arbitration under the provisions of Article XII hereof.

In such event, the BUILDER shall pay the BUYER interest at the rate of Six percent (6.0%)per annum on the amount required herein to be refunded to the BUYER, computed from the dates following on which such sums were paid by the BUYER to the BUILDER to the date of remittance by transfer of such refund to the BUYER by the BUILDER.

As security for refund of instalments prior to delivery of the VESSEL, the BUILDER shall furnish the BUYER within Fourteen (14) calendar days after the Contract signing with a letter of guarantee covering the amount of such pre-delivery instalments in favour of the BUYER. Such letter of guarantee shall have substantially the same form and substance as Exhibit “A” annexed hereto.

3.                          Discharge of Obligations :

Upon such refund by the BUILDER to the BUYER, all obligations, duties and liabilities of each of the parties hereto to the other under this Contract shall be forthwith completely discharged.

(End of Article)

ARTICLE XI - BUYER’S DEFAULT

1.                          Definition of Default :

The BUYER shall be deemed to be in default of its performance of obligations under this Contract in the following cases :

(a)                      If the first, second, third, fourth or fifth instalment are not paid by the BUYER to the BUILDER within Five (5) banking days after such instalment becomes due and payable as provided in Article II hereof;

or

(b)                     If the Delivery instalment is not paid by the BUYER to the BUILDER concurrently with the delivery of the VESSEL as provided in Article II hereof;

or

(c)                      If the BUYER, when the VESSEL is duly tendered for delivery by the BUILDER:

i)                           fails to take delivery of the VESSEL within Five (5) banking days from tendered date

ii)                        having initiated the arbitration procedure the BUYER does not accept delivery within Seven (7) days of an arbitration award which is not appealed.

2.                          Effect of Default on or before Delivery of VESSEL :

(a)                      Should the BUYER make default in payment of any instalment of the Contract Price on or before delivery of the VESSEL, the BUYER shall pay the instalment(s) in default plus accrued interest thereon at the rate of Six percent (6.0%) per annum computed from the due date of such instalment to the date when the BUILDER receives the payment, and, for the purpose of Paragraph 1 of Article VII hereof the Delivery Date of the VESSEL shall be automatically extended by the period of continuance of such default by the BUYER. In any event of default by the BUYER, the BUYER shall also pay direct charges and expenses incurred by the BUILDER in consequence of such default after mutual agreement.

(b)                     If any default by the BUYER continues for a period of Ten (10) days after the BUILDER’s notification, the BUILDER may, at its option, rescind this Contract by giving notice of such effect to the BUYER by telefax confirmed in writing.

Upon dispatch by the BUILDER of such notice of rescission, this Contract shall be forthwith rescinded and terminated. In the event of such rescission of this Contract, the BUILDER shall be entitled to retain any instalment or instalments already paid by the BUYER to the BUILDER on account of this Contract and the BUYER’s Supplies, if any.

3.                          Disposal of VESSEL :

(a)                      In the event that this Contract is rescinded by the BUILDER under the provisions of Paragraph 2(b) of this Article, the BUILDER may, at its sole discretion, either complete the VESSEL and sell the same, or sell the VESSEL in its incomplete state, free of any right or claim of the BUYER. Such sale of the VESSEL by the BUILDER shall be either by public auction or private contract at the BUILDER’s sole discretion and on such terms and conditions as the BUILDER shall deem fit.

(b)                     In the event of such sale of the VESSEL, the amount of the sale received by the BUILDER shall be applied firstly to all expenses attending such sale or otherwise incurred by the BUILDER as a result of the BUYER’s default, secondly to the payment of all costs and expenses of construction of the VESSEL incurred by the BUILDER less BUYER’s Supplies and the instalments already paid by the BUYER and the compensation to the BUILDER for a reasonable loss of profit due to rescission of this Contract, and finally to the repayment to the BUYER without interest, if any balance is obtained.

(c)             If the proceeds of sale are insufficient to pay such total costs and loss of profit as aforesaid, the BUYER shall promptly pay the deficiency to the BUILDER upon request.

(End of Article)

ARTICLE XII - ARBITRATION

1.                          Decision by the Classification Society :

If any dispute arises between the parties hereto in regard to the design and/or construction of the VESSEL, its machinery and equipment, and/or in respect of the materials and/or workmanship thereof and/or thereon, and/or in respect of interpretations of this Contract or the As-Built-Specifications, the parties may by mutual agreement refer the dispute to the Classification Society or to such other expert as may be mutually agreed between the parties hereto, and whose decision shall be final, conclusive and binding upon the parties hereto.

2.                          Proceedings of Arbitration :

In the event that the parties hereto do not agree to settle a dispute according to Paragraph 1 of this Article and/or in the event of any other dispute of any kind whatsoever between the parties and relating to this Contract or its rescission or any stipulation herein, such dispute shall be submitted to arbitration in London. Each party shall appoint an arbitrator and in the event that they cannot agree, the two arbitrators so appointed shall appoint an Umpire.

If the two arbitrators are unable to agree upon an Umpire within Twenty(20) days after appointment of the second arbitrator, either of the said two arbitrators may apply to the President for the time being of the London Maritime Arbitrators Association to appoint the third arbitrator, and the three arbitrators shall constitute the board of arbitration.

Such arbitration shall be in accordance with and subject to the provisions of the English Arbitration Act 1996 or any statutory modification or re-enactment thereof for the time being in force.

The Arbitration shall be conducted in accordance with the rules in force of the London Maritime Arbitrators Association.

Either party may demand arbitration of any such dispute by giving notice to the other party. Any demand for arbitration by either of the parties hereto shall state the name of the arbitrator appointed by such party and shall also state specifically the question or questions as to which such party is demanding arbitration.

Within Fourteen(14) days after receipt of notice of such demand for arbitration, the other party shall in turn appoint a second arbitrator and give notice in writing of such appointment to the party demanding arbitration. If a party fails to appoint an arbitrator as aforementioned within Fourteen(14) days following receipt of notice of demand for arbitration by the other party, the party failing to appoint an arbitrator shall be deemed to have accepted and appointed, as its own arbitrator, the arbitrator appointed by the party demanding arbitration and the arbitration shall proceed before this sole arbitrator who alone in such event shall constitute the Arbitration Board.

The award of the arbitrators and/or Umpire shall be final and binding on both parties.

3.                          Notice of Award :

The award shall immediately be given to the BUYER and the BUILDER by telefax.

4.                          Expenses :

The Arbitration Board shall determine which party shall bear the expenses of the arbitration or the portion of such expenses which each party shall bear.

5.                          Entry in Court :

In case of failure by either party to respect the award of the arbitration, the judgement may be entered in any proper court having jurisdiction thereof.

6.                          Alteration of Delivery Date :

In the event of reference to arbitration of any dispute arising out of matters occurring prior to delivery of the VESSEL, the award may include any postponement of the Delivery Date which the Arbitration Board may deem appropriate.

 (End of Article)

ARTICLE XIII - SUCCESSOR AND ASSIGNS

Neither of the parties hereto shall assign this Contract to any other individual or company save as provided hereto. unless prior consent of the other party is given in writing. Should circumstances permit with or without alteration of the terms and conditions of this Contract, such consent shall not be unreasonably withheld by either party.

The BUYER is hereby allowed to assign the Contract for the purposes of financing.

The BUYER is further allowed to nominate a company controlled by the BUYER to take over the Contract.

The BUILDER shall fully cooperate in case the BUYER requests UK Tax lease financing arrangements.

In the event of any assignment pursuant to the terms of this Contract, the assignee shall succeed to all of the rights and obligations of the assignor under this Contract and the assignor shall remain responsible for the fulfillment of this Contract.

In the event of the assignment from the BUYER to any other individual or company the BUILDER shall be entitled to request a Performance Guarantee from the BUYER having same form and contents as Exhibit “C” annexed hereto.

The BUYER and the BUILDER understand and acknowledge that the VESSEL shall be built and constructed as a repeat and series VESSEL of the BUILDER’s Hull Nos. 1455 & 1456 as stipulated in this Contract. Thus, in the event of a resale of the VESSEL, any and all matters determined by mutual agreement between the BUYER and the BUILDER prior to the resale of the VESSEL shall be accepted and complied by the New BUYER (i.e., assignee). If the New BUYER or its supervisor makes unreasonable requests that may have a significant impact on the delivery schedule of the VESSEL and/or costs of construction (including, without limitation to, request for fundamental change of ship type or excessive revision of design specifications, etc.), the BUILDER shall be entitled to refuse these requests. The BUYER shall notify the above to the New BUYER before assignment or novation and the New BUYER will have to accept any additional cost related to the new supervision.

 (End of Article)

ARTICLE XIV - TAXES AND DUTIES

1.                          Taxes and Duties Incurred in Korea :

The BUILDER shall bear and pay all taxes, duties, stamps and fees incurred in Korea in connection with execution and/or performance of this Contract as the BUILDER, except for any taxes and duties imposed in Korea upon the BUYER’s Supplies.

2.                          Taxes and Duties Incurred outside Korea :

The BUILDER shall bear and pay all taxes, duties, stamps and fees incurred outside Korea in connection with execution and/or performance of this Contract including guarantee matter, except for taxes and duties imposed upon the BUYER or the BUYER supplies.

(End of Article)

ARTICLE XV - PATENTS, TRADEMARKS, COPYRIGHTS, ETC.

1.                          Patents, Trademarks and Copyrights :

Machinery and equipment of the VESSEL may bear the patent number trademarks or trade names of the manufacturers. The BUILDER shall defend and hold harmless the BUYER from patent liability or claims of patent infringement of any nature or kind, including costs and expenses for, or on account of any patented or patentable invention made or used in the performance of this Contract and also including costs and expenses of litigation, if any.

Nothing contained herein shall be construed as transferring any patent or trademark rights or copyrights in equipment covered by this Contract, and all such rights are hereby expressly reserved to the true and lawful owners thereof.

The BUILDER’s warranty hereunder does not extend to the BUYER’s Supplies.

2.                          General Plans, Specifications and Working Drawings :

The BUILDER retains all rights with respect to the As-Built-Specifications, and plans and working drawings, technical descriptions, calculations, test results and other data, information and documents concerning the design and construction of the VESSEL and the BUYER undertakes therefore not to disclose the same or divulge any information contained therein to any third parties, without the prior written consent of the BUILDER, except where it is necessary for usual operation, repair, registration, classification, chartering, sale and maintenance of the VESSEL.

(End of Article)

ARTICLE XVI - BUYER’S SUPPLIES

1.                          Responsibility of BUYER :

(a)                      The BUYER shall, at its own risk, cost and expense, supply and deliver to the BUILDER all of the items to be furnished by the BUYER as specified in the As-Built-Specifications (herein called the BUYER’s Supplies) at warehouse or other storage of the Shipyard in the proper condition ready for installation in or on the VESSEL, in accordance with the time schedule designated and advised by the BUILDER to the BUYER within 60 days from signing this Contract.

(b)                     In order to facilitate installation by the BUILDER of the BUYER’s Supplies in or on the VESSEL, the BUYER shall furnish the BUILDER with necessary specifications, plans, drawings, instruction books, manuals, test reports and certificates required by the rules and regulations of the As-Built-Specifications.

If so requested by the BUILDER, the BUYER shall, without any charge to the BUILDER, cause the representatives of the manufacturers of the BUYER’s Supplies to assist the BUILDER in installation thereof in or on the VESSEL and/or to carry out installation thereof by themselves or to make necessary adjustments at the Shipyard.

(c)                      Any and all of the BUYER’s Supplies shall be subject to the BUILDER’s reasonable right of rejection, as and if they are found to be unsuitable or in improper condition for installation.

(d)                     Should the BUYER fail to deliver any of the BUYER’s Supplies within the time designated, the Delivery Date shall be automatically extended for a period which actually caused the delay in the delivery of the VESSEL.

(e)                      If delay in delivery of any of the BUYER’s Supplies exceeds thirty (30) days, then, the BUILDER shall be entitled to proceed with construction of the VESSEL without installation thereof in or on the VESSEL as hereinabove provided, and the BUYER shall accept and take delivery of the VESSEL so constructed, unless such delay is caused by Force Majeure in which case the provision Paragraph 1(d) of this Article shall apply.

2.                          Responsibility of BUILDER :

The BUILDER shall be responsible for storing and handling with reasonable care of the BUYER’s Supplies after delivery thereof at the Shipyard, and shall, at its own cost and expense, install them in or on the VESSEL, unless otherwise provided herein or agreed by the parties hereto, provided, always, that the BUILDER shall not be responsible for quality, efficiency and/or performance of any of the BUYER’s Supplies.

(End of Article)

ARTICLE XVII - INSURANCE

1.                          Extent of Insurance Coverage

From the time of launching until delivery of the VESSEL, the BUILDER shall, at its own cost and expense, insure the VESSEL and all machinery and equipment, appurtenances and outfits, including the BUYER’s Supplies, built into or installed in or upon the VESSEL, against all risks under the “Institute Causes for BUILDER’s Risk”, with first class insurance company or underwriters in Korea.  The amount of such insurance coverage shall, up to the date of delivery of the VESSEL, not be less than the aggregate amount of all instalments paid by the BUYER to the BUILDER, plus the value of the BUYER’s Supplies in the custody of the Shipyard.

2.                          Application of the Recovered Amounts

In the event that the VESSEL shall be damaged from any insured cause at any time before delivery of the VESSEL, and in the further event that such damage shall not constitute an actual or constructive total loss of the VESSEL, the amount received in respect of the insurance shall be applied by the BUILDER in repair of such damage, satisfactory to the Classification Society, and the BUYER shall accept the VESSEL under this Contract if completed in accordance with this Contract and the As-Built-Specifications, however, subject to the extension of delivery time under Article VIII hereof (except in case of negligence of the BUILDER).

Should the VESSEL from any cause become an actual or constructive total loss, the BUILDER shall either :

(a)                      proceed in accordance with the terms of this Contract, in which case the amount received in respect of the insurance shall be applied to the construction and repair of damage of the VESSEL, provided the parties hereto shall have first agreed thereto in writing and to such reasonable extension of delivery time as may be necessary for the completion of such reconstruction and repair ; or

(b)                     refund promptly to the BUYER the full amount of all sums paid by the BUYER to the BUILDER as instalments in advance of delivery of the VESSEL with Six percent (6.0%) interest, and deliver to the BUYER all BUYER’s Supplies (or the insurance proceeds paid with respect thereto), in which case this Contract shall be deemed to be automatically terminated and all right, duties, liabilities and obligations of each of the parties to the other shall forthwith cease and terminate.

3.                          Termination of BUILDER’s Obligation to Insure

The BUILDER shall be under no obligation to insure the VESSEL hereunder after delivery and acceptance of the VESSEL.

(End of Article)

ARTICLE XVIII – NOTICE

1.                          Address :

Any and all notices and communications in connection with this Contract shall be addressed as follows :

To the BUYER :	Seacarriers Services Inc. c/o DANAOS SHIPPING
CO. LTD. Akti Kondyli 14, 185 45 Piraeus, Greece
Cable address : DECUSHIP PIRAEUS
Telefax No. : +30 210 422 0855

To the BUILDER:

Samsung Heavy Industries Co., Ltd.
647-9, 11th Floor, KIPS Building, Kangnam-Ku,
Seoul, Korea
Calbe address : SSYARD SEOUL
Telefax No. : (+82 2) 3458-7349, (+82 2) 3458-7319

or preferably to its Koje Yard :

Samsung Heavy Industries Co., Ltd.

P.O.BOX Gohyun 9

530, Jangpyung-Ri, Shinhyun-Up, Kyungnam,
Korea
Telefax No. : (+82 55) 630-4947 (Design Department)
(+82 55) 630-4978 (Customer Satisfaction Team.)

2.                          Language :

Any and all notices and communications in connection with this Contract shall be written in the English language.

3.                          Effective Date of Notice :

The notice in connection with this Contract shall become effective from the date when such notice is received by the BUYER or by the BUILDER except otherwise described in the Contract.

(End of Article)

ARTICLE XIX - EFFECTIVE DATE OF CONTRACT

This Contract shall become effective upon signing by the parties hereto.

(End of Article)

ARTICLE XX - INTERPRETATION

1.                          Laws Applicable :

The parties hereto agree that the validity and interpretation of this Contract and of each Article and part thereof shall be governed by the laws of England.

2.                          Discrepancies :

All general language or requirements embodied in the As-Built-Specifications are intended to amplify, explain and implement the requirements of this Contract. However, in the event that any language or requirements so embodied permit of an interpretation inconsistent with any provisions of this Contract, then, in each and every such event, the applicable provisions of this Contract shall prevail and govern. In the event of conflict between the As-Built-Specifications and Plans, the As-Built-Specifications shall prevail and govern.

3.                          Entire Agreement :

This Contract contains the entire agreement and understanding between the parties hereto and supersedes all prior negotiations, representations, undertaking and agreements on any subject matter of this Contract.

4.                          Amendments and Supplements :

Any supplement, memorandum of understanding or amendment, whatsoever form it may be relating to this Contract, to be made and signed among parties hereof after signing this Contract, shall be the integral part of this Contract and shall be predominant over the respective corresponding Article and/or Paragraph of this Contract.

The Contract can only be amended in writing.

(End of Article)

IN WITNESS WHEREOF, the parties hereto have caused this Contract to be duly executed on the day and year first above written.

BUYER :	BUILDER :

SEACARRIERS SERVICES INC.

SAMSUNG HEAVY IND., CO., LTD.

/s/ John Coustas	/s/ C.H. Park
By : John Coustas	By : C.H. Park
Title : Director	Title : Attorney-in-fact

/s/ Yeon Taek Chae
Initialed by : Yeon Taek Chae
Title : Attorney-in-fact

WITNESS :

/s/ I. Prokopakis
By : I. Prokopakis
Title : Deputy Managing Director

EXHIBIT “A”

LETTER OF REFUNDMENT GUARANTEE

Gentlemen :

We hereby issue our letter of guarantee no.      in favour of Seacarriers Services Inc., (hereinafter called the “BUYER”) for account of Samsung Heavy Industries Co., Ltd.(hereinafter called the “BUILDER”) as follows in consideration of the shipbuilding contract dated June 30, 2005 (hereinafter called the “Contract”) made by and among the BUYER and the BUILDER for the construction of one(1) single screw diesel engine driven Container VESSEL having BUILDER’s Hull No. 1639 (hereinafter called the “VESSEL”).

If in connection with the terms of the Contract the BUYER shall become entitled to a refund of the advance payment(s) made to the BUILDER prior to the delivery of the VESSEL, we hereby irrevocably guarantee the repayment of the same to the BUYER immediately on demand being initially US$ 7,000,000.- (Say U.S. Dollars Seven Million only) together with interest thereon at the rate of Six (6) percent per annum from the respective dates on which such sums were paid by the BUILDER to the date of remittance by telegraphic transfer of such refund.

The amount of this guarantee will be automatically increased, not more than three times, upon BUILDER’s receipt of the respective instalment: each time by the amount of instalment of US$ 7,000,000.- (Say U.S. Dollars Seven Million only), US$ 7,000,000.- (Say U.S. Dollars Seven Million only) and US$ 7,000,000.- (Say U.S. Dollars Seven Million only)  respectively plus interest thereon as provided in the Contract, but in any eventuality the amount of this guarantee shall not exceed the total sum of US$ 28,000,000.- (Say U.S. Dollars Twenty Eight Million only) plus interest thereon at the rate of Six (6) percent per annum from the respective dates on which such sums were paid by the BUYER to the BUILDER to the date of remittance by telegraphic transfer of the refund.

Our liability under this letter of guarantee shall not be affected by any alteration to or variation of the terms of the Contract you may hereafter agree with the BUILDER and by any other matter of circumstances, including bankruptcy or insolvency of the BUILDER, which might otherwise discharge our liability hereunder as guarantor of the BUILDER’s obligations as aforesaid.

In case any refund is made to you by the BUILDER or by us under this guarantee, our liability hereunder shall be automatically reduced by the amount of such refund.

This letter of guarantee is available against BUYER’s simple receipt and signed statement certifying that BUYER’s demand for refund has been made in conformity with Article X of the Contract and the BUILDER has failed to make the refund within Thirty One (31) days after BUYER’s demand to the BUILDER.

Refund shall be made to BUYER by telegraphic transfer in United States Dollars to an account designated by you without deduction, withholding or set-off.

This letter of guarantee shall expire and become null and void upon receipt by the BUYER of the sum guaranteed hereby or upon acceptance by the BUYER of the delivery of the VESSEL in accordance with the terms of the Contract and, in either case, this letter of guarantee shall be returned to us. This guarantee is valid from the date of this letter of guarantee until or in the event of delayed delivery until such time as the VESSEL is delivered by the BUILDER to the BUYER in accordance with the terms of the Contract.

Notwithstanding the provisions hereinabove, in case we receive notification from you or the BUILDER confirmed by an Arbitrator stating that your claim to cancel the Contract or your claim for refundment thereunder has been disputed and referred to Arbitration in accordance with the provisions of the Contract, the period of validity of this guarantee shall be extended until Thirty (30) days after the final and non-appealable award shall be rendered in the Arbitration and a copy thereof acknowledged by the Arbitrators. In such case, this guarantee shall not be available unless and until such acknowledged copy of the final award in the Arbitration justifying your claim is presented to us.

Your rights in respect of this letter of guarantee are assignable from the date of this letter of guarantee until such time as the VESSEL is delivered by the BUILDER to the BUYER in accordance with the provisions of the Contract, on the understanding that you will notify us of the identity of any assignee of your rights under this letter of guarantee.

Any notice or demand under this letter of guarantee shall be given by facsimile and sent to:

or to such other address as we might notify to you in writing. A notice shall be deemed to be served and shall take effect 2 hours after its transmission is completed, provided that if a notice would be deemed to be served on a day which is not a business day, or which is a business day but after 5:00 p.m. local time, in the place of receipt, the notice shall be deemed to be served and shall take effect at 9:00 a.m. on the next day which is a business day.

This guarantee shall be governed by and construed in accordance with the Laws of England. Any disputes arising under this guarantee (but not any disputes arising under the Contract which shall be determined by arbitration in accordance with the terms of the Contract and as referenced in this letter of guarantee) shall be determined by the High Court of Justice in London to whose exclusive jurisdiction we hereby submit. We appoint                                                                                                                                                                                                                                                                                                                                                                                                                                                                          as our agents for service of process in connection with any proceedings in such courts.

We each jointly and severally hereby represent and guarantee that we have the corporate power and authority to execute, deliver and perform the obligations under this letter of guarantee, and that such execution and performance will not violate or conflict with any provision of law, statute, rule, permit or regulation of any government, regulatory body, agency or other authority in the jurisdictions where we are subject to such laws and regulations.

IN WITNESS WHEREOF, we have hereunder set our hands and seal by our duly authorized representatives this             day of                  , 2005.

Very truly yours,

For and on behalf of

By
Name :
Title : Attorney-in-Fact

For and on behalf of

By
Name :
Title : Attorney-in-Fact

EXHIBIT “B”

Samsung Heavy Industries Co., Ltd.

11th Floor, KIPS Building

647-9, Yoksam-Dong, Kangnam-Ku,

Seoul, Korea 135-080

Date :                   , 2005

PERFORMANCE GUARANTEE

In consideration of the performance of a certain shipbuilding contract dated        (hereinafter called the “Contract”) by SEACARRIERS SERVICE INC. of 80 Broad street, Monrovia, Liberia having your Hull No.1639(hereinafter called the “VESSEL”) providing among other things for payment of the Contract Price amounting to United States Dollars                (US$         );

We, the undersigned, hereby irrevocably and unconditionally guarantee to you, your successors, and assigns the due and faithful performance by the BUYER of its all liabilities and responsibilities under the Contract and any supplement, amendment, change or modification hereafter made thereto, including but not limited to, due and prompt payment of the Contract Price by the BUYER to you, your successors, and assigns under the Contract and any supplement, amendment, change or modification as aforesaid (hereby expressly waiving notice of any such supplement, amendment, change or modification as may be agreed to by the BUYER and confirming that this guarantee shall be fully applicable to the Contract as so supplemented, amended, changed or modified).

This Performance Guarantee shall be governed by the laws of England.

GUARANTOR :

BY :

TITLE :

WITNESS :

EXHIBIT “C”

Samsung Heavy Industries Co., Ltd.

11th Floor, KIPS Building

647-9, Yoksam-Dong, Kangnam-Ku,

Seoul, Korea 135-080

Date :                    , 2005

PERFORMANCE GUARANTEE

In consideration of the assignment of a certain shipbuilding contract dated        (hereinafter called the “Contract”) by us to                  having your Hull No.1639(hereinafter called the “VESSEL”) providing among other things for payment of the Contract Price amounting to United States Dollars               (US$            );

We, the undersigned, hereby irrevocably and unconditionally guarantee to you, your successors, and assigns the due and faithful performance by the BUYER of its all liabilities and responsibilities under the Contract and any supplement, amendment, change or modification hereafter made thereto, including but not limited to, due and prompt payment of the Contract Price by the BUYER to you, your successors, and assigns under the Contract and any supplement, amendment, change or modification as aforesaid (hereby expressly waiving notice of any such supplement, amendment, change or modification as may be agreed to by the BUYER and confirming that this guarantee shall be fully applicable to the Contract as so supplemented, amended, changed or modified).

This Performance Guarantee shall be governed by the laws of England.

GUARANTOR :

BY :

TITLE :

WITNESS :